Exhibit 10.1

December 5, 2012

American Geologics, LLC

Attn: Edwin Meier

Unit D - 1406 Santa Margarita Rd

Las Vegas, Nevada, USA 89146

Re:

Letter of Intent Re: Acquisition of American Geologics, LLC.

Dear Mr. Wallen:

This binding letter of intent (the “LOI”) sets forth the understanding of the mutual intentions of the below parties regarding the proposed transaction between (i) Shrink Nanotechnologies, Inc. a Delaware corporation (“INKN”) and (ii) American Geologics, a Nevada limited liability company (“AGL”) (INKN and AGL may be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

Each Party understands and acknowledges that this is a binding LOI and therefore creates a legally binding contract, which will be the basis of the below defined Definitive Agreements related to the below defined Transaction. All Parties agree to make all best and expeditious efforts to complete and execute the Definitive Agreements on or before January 15, 2013 (the “Closing Date”).

1.           Transaction Architecture. INKN shall receive all 100 membership units of AGL’s upon the Closing Date, which represents 100% of the equity interest of AGL (the “AGL Equity”). All 100 units of AGL’s membership, the AGL Equity, are owned wholly by AGL’s president, Edwin Meier, PhD. In exchange, the existing shareholder of AGL (the “AGL Shareholders”) shall be issued one million restricted common shares of INKN’s common stock (the “Common Stock”). The above exchange shall be referred to herein as the “Transaction” which may be structured as a tax-free share exchange agreement or other similar agreement to be agreed upon by the Parties. In addition, on or before December 10, 2012 INKN shall pay AGL One Thousand Five Hundred Dollars ($1,500) and at Closing INKN shall pay an additional Four Thousand Five Hundred Dollars ($4,500) to AGL as cash consideration (“Cash Consideration”).

2.

AGL Properties.   As of the date of the Closing, AGL shall hold title, own and maintain the property listed in Exhibit A (the “AGL Property”). The AGL Property currently maintain and shall maintain at the Closing Date all proper bonds and licenses necessary to legally operate the property. Further AGL property shall not be subject to any other related liabilities including environmental, tax or other Canadian imposed liabilities of any kind. AGL shall be responsible for and shall advise INKN with respect to the following services:  (a) compiling and assembling and managing all aspects of the application process with extra provincial registration and obtaining a free miner’s certificate and obtaining final approval for mining operations or generating permits from any regulatory body with the government as well as all related import/export licenses, business licenses, energy licenses, and any other permits, licenses, demolition or building permits, environmental licenses, financing or hiring permits, or other permits that may be necessary to complete and fulfill the operations of the Property and related build out whether such license is issued by the government, a government agency, company or smaller municipality or otherwise (collectively, the “Licensing Permits”) (b) providing all organizational and general management services for the property for a period of six months.

3.

Appointment of Management.   Concurrently with this LOI, INKN shall appoint the following individuals to the following INKN positions:

Norman Meier

President and member of the INKN Board

Natasha Waite

Vice President of Operations

4.

Definitive Agreements.    The Parties shall immediately commence preparation of definitive legal agreements, including the appointment of the Directors and Officers described herein, that will affect the Transaction and other commitments contemplated herein (the “Definitive Agreements”). The Definitive Agreements will contain the general provisions outlined above in addition to the usual and customary representations and warranties, covenants, conditions, and indemnifications for transaction of this kind, including, without limitations: environmental, tax and securities filings, and corporate filings and the accuracies of all of the same.

DM INKN

                 EM AGL

INKN

AGL LLC

Binding Letter of Intent

December 5, 2012

5.

Due Diligence.      For a period not to exceed forty five (45) days subsequent to the execution of this LOI (the “Due Diligence Period”), the Parties shall comply with reasonable requests by INKNs to review relevant information concerning themselves and business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Transaction. AGL hereby acknowledges their review of all of INKN’s previous filings with the United States Securities Exchange Commission prior to the execution of this LOI. Upon the execution of this LOI by all Parties and subsequent request to or by a Party, the Parties shall immediately mutually exchange the following:

-

All Financial Statements

-

History of financings and related documents

-

Certificate of Incorporation (with any amendments thereto)

-

All board minutes

-

Operating Agreements and/or Bylaws (with any amendments thereto)

-

Current shareholder list

-

All property ownership and lease information related to the AGL Property

-

All Geology, activity, reports from the energy and mines and all other Reports related the Property

6.

Transaction Document Expenses. Each Party shall be solely responsible for all fees and expenses of the Parties agents, advisors, attorneys and accountants with respect to the negotiation of this LOI, the negotiation and drafting of the Definitive Agreements and, if Definitive Agreements are executed, the closing of the Transaction.

7.

Termination Fee/No Shop.      Until the Closing Date, AGL may not enter into any transaction or agreement related to the sale of the AGL Equity, the AGL Properties or any of its assets or otherwise encumber or enter into an agreement that would encumber any of the foregoing or enter into any agreement outside of the ordinary course of business or that would otherwise hinder the Parties rights or intentions under this agreement.

8.

Jurisdiction and Attorney’s Fees.  The Parties agree that the laws of the State of Nevada shall govern the validity, performance and enforcement of this LOI. Should either Party institute legal suit or action for enforcement of this LOI or as a result of this LOI, it is hereby agreed that the Nevada courts shall have personal and in rem jurisdiction and that venue of such suit or action shall be in the courts of Nevada. The prevailing party of such action shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and other costs incurred in connection with said action or proceeding and any appeal.

9.

Acknowledgments and Assent.  The Parties acknowledge that they have been given at least ten (10) days to consider this LOI and that they were advised to consult with an independent attorney prior to signing this LOI and that they have in fact consulted with counsel of their own choosing prior to executing this LOI.  The Parties may revoke this LOI for a period of three (3) calendar days following the Due Diligence Period.  The Parties agree that they have read this LOI and understand the content herein, and freely and voluntarily assent to all of the terms herein.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this binding LOI acknowledging your agreement to the terms outlined above.

Agreed and accepted by: Shrink Nanotechnology, Inc. /s/ Darren Miles By: Darren Miles Its: Chief Executive Officer	AMERICAN GEOLOGICS, LLC /s/ Edwin Meier By: Edwin Meier, PhD Its: President

DM INKN

EM AGL

INKN

AGL LLC

Binding Letter of Intent

December 5, 2012

EXHIBIT A

American Geologics, LLC Properties

Red Hill; Property Description

Tenure Detail: Ministry of Energy and Mines of British Columbia (www.minefile.gov.bc.ca)

Event Number ID	5408821

Created Tenure
Tenure Number	1013497
Title Type Code	MCX
Tenure Type	Mineral
Tenure Subtype	Claim
Issue Date	2012/OCT/03
Good To Date	2013/OCT/03
Claim Name
Area In Hectares	81.95
Cell Keys	092I11F087B, 092I11F087C, 092I11F088D, 092I11F088A

Tenures Ownership Info
Owner Client Number	202028
Owner Name	ZAMIDA, DAVID ANTHONY
Owner Percentage	100

Client ID	202028
Client Name	ZAMIDA, DAVID ANTHONY
Incorporation Number	n/a
Address
54 HOMEWOOD AVE.
City	WASAGA BEACH
Province	ON
Country	CANADA
Postal Code	L9Z 2M2
FMC Certificate Number	110174519
FMC Issue Date	2012/JAN/05
FMC From Date	2012/JAN/20
FMC Expiry Date	2013/JAN/19
FMC Status	ACTIVE
Owned Tenures	461
Located Tenures	596

DM INKN

EM AGL

INKN

AGL LLC

Binding Letter of Intent

December 5, 2012

CellID	ZONE	EASTING	NORTHING
092I11F087B	10(SW)	617437.998	5612208.389
	10(SE)	617879.837	5612218.348
	10(NE)	617869.402	5612681.635
	10(NW)	617427.604	5612671.677
092I11F087C	10(SW)	617427.604	5612671.677
	10(SE)	617869.402	5612681.635
	10(NE)	617858.967	5613144.923
	10(NW)	617417.209	5613134.964
092I11F088D	10(SW)	616985.795	5612661.798
	10(SE)	617427.604	5612671.677
	10(NE)	617417.209	5613134.964
	10(NW)	616975.443	5613125.086
092I11F088A	10(SW)	616996.148	5612198.511
	10(SE)	617437.998	5612208.389
	10(NE)	617427.604	5612671.677
	10(NW)	616985.795	5612661.798

Summary of Red Hill property

NMI
Name	RED HILL, ADD, MOLY, MAP, REDHILL	Mining Division	Kamloops
		BCGS Map	092I064
Status	Prospect	NTS Map	092I11W
Latitude	50º 39' 20" N	UTM	10 (NAD 83)
Longitude	121º 20' 31" W	Northing	5612834
		Easting	617201
Commodities	Copper, Zinc, Gold, Silver	Deposit Types	G06 : Noranda/Kuroko massive sulphide Cu-Pb-Zn
Tectonic Belt	Intermontane	Terrane	Quesnel

Capsule Geology

(Geological description)

Felsic volcanic and intrusive rocks which occur between the Martell and Bonaparte faults, near Ashcroft, are tentatively correlated with the Permo-Triassic Kutcho Assemblage, rather than the Upper Triassic to Lower Jurassic Nicola Group. Mafic volcanic rocks assigned to the Nicola Group occur both to the east and west of the Bonaparte fault. The presence of Upper Triassic fossils imply that this correlation is valid for basaltic rocks which occur east of the Bonaparte fault. However, the age of basaltic rocks that occur west of the Bonaparte fault, in proximity to, and possibly interbedded with rhyolite tuffs, is not constrained. These basaltic rocks may be contemporaneous with Lower Triassic felsic rocks, rather than the younger Nicola Group lavas. The presence of rocks of Kutcho Assemblage age and affinity raises the potential for Kutcho Creek-equivalent Cu-Zn volcanogenic massive sulphide mineralization (Fieldwork 1996).

Red Hill, as its name implies, displays an extensive oxidation surface of flamboyant colours of red, orange and yellow gossan. On Red Hill, volcanic rocks are extensively interbedded and are metamorphosed to varying degrees. They are subdivided into four general units: felsic crystal tuffs characterized by large quartz grains; chlorite-rich mafic schist with relict phenocrysts; silicified greenstone; and altered massive chloritic basalt. The felsic tuffs are crosscut by a series of fine to coarse grained granodioritic to tonalitic plutons. Although chlorite alteration is pervasive throughout the volcanic section, significant epidote alteration, silicification and gossan are restricted to rocks near the plutons.

Most of the rocks show a cleavage which generally strikes 320 to 340 degrees and dips 50 to 70 degrees southwest. Contacts between the different units are parallel or subparallel to the cleavage, so it is assumed that the cleavage surface gives an estimate of the bedding surface. If this is the case, then the package of rocks forms a large upturned block dipping to the southwest.

DM INKN

EM AGL

INKN

AGL LLC

Binding Letter of Intent

December 5, 2012

The Red Hill showing is exposed in an old pit near the summit of Red Hill. Chalcopyrite and chalcocite occur with pyrite and quartz in veins which strike 060 degrees and are exposed for about 15 metres. The veins are in pyritic greenstone that has been subjected to intense epidote, chlorite and sericite alteration and bleaching in proximity to Lower Triassic rhyolite tuffs and tonalite. Secondary copper minerals, predominantly malachite and azurite, are widespread in the greenstone. At the base of the west side of Red Hill, about 550 metres south of the pit, there is a minor showing of malachite and azurite in a gossan zone. In general, however, the gossan zones are devoid of copper mineralization at the surface. In 1998, Teck Exploration drilled five holes on the property, four of which were southwest of Highway 1 where some holes intersected pyrite beds and veinlets in chlorite and epidote altered rocks. Copper mineralization is also exposed on the west side of Highway 1 about 2.5 kilometres south of the pit on Red Hill (see Silica, 092INW057).

In 1962, Noranda Exploration Company, Limited optioned a group of mineral claims on the northern part of Red Hill from the owner, H. Reynolds of Lillooet. Work included electromagnetic surveying, soil sampling, magnetometer surveying, stripping and surface diamond drilling of six or more holes. In 1966, work completed on behalf of Delkirk Mining Ltd. consisted of about 365 metres of bulldozer trenching and 91 metres of x-ray diamond drilling. In 1968, geological mapping and four rotary holes totalling 806 metres were drilled on the property on behalf of Delkirk Mining Ltd. and H. Reynolds. In 1970, geological mapping, magnetometer surveying and percussion drilling of twelve holes totalling 960 metres were completed by the operators Cerro Mining Company of Canada Limited and Ducanex Resources Limited. In 1971, an induced polarization survey was completed over 17 line kilometres and diamond drilling of four holes totalling 599 metres by the operators Cerro Mining Company of Canada Limited and Ducanex Resources Limited. In 1974, geological mapping, soil and rock sampling and percussion drilling of three holes totalling 176 metres was completed on behalf of Bethlehem Copper Corporation. In 1979, trenching and percussion drilling of eight holes totalling 100 metres was conducted on the Moly claims, across the highway from Red Hill, for the owner, L.W. Reaugh. In 1980, a geological mapping and geochemical sampling program was carried out on behalf of Guichon Explorco Limited on the Silica claims which adjoin and surround the Moly claim covering the Red Hill showing. Percussion drilling of six holes totalling 457 metres was conducted on the Silica claims in 1981 on behalf of Guichon Explorco Limited. In 1981, magnetometer surveys and a geochemical survey were carried out on the Moly and Add claims on behalf of Rea Petro Corp. In 1982-83, electromagnetic, induced polarization and magnetic surveys, topographic survey, rock sampling and diamond drilling eight holes totalling 1148 metres was carried out on the Silica claims on behalf of Selco Inc., A Division of BP Exploration Canada Limited. In 1985, diamond drilling six holes totalling 765 metres was completed on the Red Hill property on behalf of Rea Gold Corporation. During 1987-88, nine rotary percussion drill-holes totalling 1835 metres tested the Red Hill property for Rea Gold Corporation. A soil and lithogeochemical survey was completed on the Silica property in 1993 on behalf of D. de la Mothe. In 1998, Teck Exploration drilled 5 holes totalling about 750 metres.

Bibliography

EM EXPL 1998-57-64; 2001-33-43

EMPR AR 1962-28-46; 1966-149; 1968-174

EMPR ASS RPT 5308, 7907, 8892, 9415, 10459, 10513, 11067, 12100,  13826, 15132, 17263, 23423, 25537

EMPR FIELDWORK 1977, pp. 89-95; 1981, pp. 270,271; *1996, pp. 117-123

EMPR GEM 1970-326; 1971-299,300; 1974-157,158

EMPR GEOLOGY *1977-1981, pp. 91-97

EMPR OF 1999-2

EMPR PF (GCNL #233(Dec.4), 1984; Correspondence from J.T. Fyles, 1974;  Property description submitted with 1974 Exploration Form; Claim  map, 1971; Osborne, W.W. (1971): Preliminary Report on Red Hill;  Correspondence regarding forfeiture of claims, 1975)

GSC MAP 1010A; 1386A; 42-1989

GSC MEM 262

GSC OF 165; 866; 980

GSC P 46-8; 47-10; 69-23; 73-1A, p. 212; 74-49; 81-1A, pp. 185-189,  217-221; 82-1A, pp. 293-297; 85-1A, pp. 349-358

CJES Vol.15, No.1 (January 1978), pp. 99-116

Grette, J.F. (1978): Cache Creek and Nicola Groups near Ashcroft,  British Columbia, M.Sc. Thesis, University of British Columbia

DM INKN

EM AGL